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                       CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors
Firstar Corporation:

We consent to the inclusion of our report dated January 30, 1995, with respect to the consolidated balance sheets of First Colonial Bankshares Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of Firstar Corporation dated April 18, 1995.




                                                    KPMG Peat Marwick LLP



Chicago, Illinois
April 27, 1995